SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    ---------


                                     FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) of the

                         SECURITIES EXCHANGE ACT OF 1934




         Date of Report (Date of earliest event reported) July 15, 1999




                  LIBERTY HOUSING PARTNERS LIMITED PARTNERSHIP
               (Exact name of registrant as specified in charter)



 Massachusetts                       0-13520              04-2828131
 (State or other                  (Commission file        (IRS employer
 jurisdiction of                     number)              identification no.)
 incorporation)



100 Second Avenue,  Needham, MA                                02494
(Address of principal executive offices)                     (Zip code)



Registrant's telephone number, including area code: (781) 444-5251

Item 2.  Acquisition or Disposition of Assets.

On July 15, 1999, the Registrant sold its 98% interest as a limited partner (the "Partnership Interest") in Linden Park Associates Limited Partnership ("Linden Park") to a limited liability company (the "Purchaser") organized by John L. Wagner. Mr. Wagner is the local general partner of Linden Park and the principal owner of the management company engaged by Linden Park to manage its apartment complex. The Registrant had previously engaged Mr. Wagner to assist with the workout or liquidation of the Registrant's portfolio of purchase money note obligations ("PMNs"), incurred when the Registrant made investments in various Local Limited Partnerships, and Local Limited Partnership interests, which serve as collateral for the PMNs. The terms of the engagement provide for the payment to Mr. Wagner of certain fees and expenses. In addition, the Registrant granted Mr. Wagner an option (the "Option") to acquire the partnership interests of the Registrant and Liberty LGP Limited Partnership in Linden Park at a purchase price initially equal to $400,000. The sale of the Partnership Interest was pursuant to Mr. Wagner's exercise of the Option.


        In consideration for the sale of the Partnership Interest, the Registrant received a cash purchase price of $395,959.60. In connection with the sale, the Purchaser paid in full the principal and accrued and unpaid interest on certain promissory notes (the "Notes") issued by Linden Park in connection with the Registrant's acquisition of the Partnership Interest, thereby releasing the Registrant from the terms of a pledge agreement, pursuant to which the partners of Linden Park had pledged their partnership interests, including the Partnership Interest, as security for the payment of the Notes. The consideration received by the Registrant for the Partnership Interest was established under the terms of the Option. The terms of the Option were determined through arms' length negotiation between the Registrant and Mr. Wagner.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

 (b) Pro Forma Financial Information.

        The registrant intends to file any pro forma financial information required pursuant to Article 11 of Regulation S-X on or before September 28, 1999.


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



                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                    LIBERTY HOUSING PARTNERS LIMITED PARTNERSHIP

                                     By:  TNG Properties Inc.
                                          Managing General Partner



                                     By:  /s/ Wilma R. Brooks
                                          Wilma R. Brooks
                                          Chief Financial Officer
Date: July 23, 1999





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